Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Wix.com Ltd. Amended and Restated 2013 Employee Stock Purchase Plan and the Wix.com Ltd. 2013 Incentive Compensation Plan of our reports dated March 30, 2023, with respect to the consolidated financial statements of Wix.com Ltd. and the effectiveness of internal control over financial reporting of Wix.com Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Tel Aviv, Israel March 30, 2023	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global